Exhibit 23
Consent of Independent Auditors
We hereby consent to the use of our report dated June 8, 2007, with respect to the financial statements of the Cerner Corporation Foundations Retirement Plan for the year ended December 31, 2006, in the filing of the 11-K for the year ended December 31, 2006.
/s/Weaver & Martin, LLC
Weaver & Martin, LLC
Kansas City, Missouri
June 15, 2007

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